UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 16, 2008

SourceForge, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450
Mountain View, California 94041
(Address of principal executive offices, including zip code)

(650) 694-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Change of Control and Termination Agreement with Patricia A. Morris

On July 16, 2008 the Compensation Committee of the Board of Directors of SourceForge, Inc. (the “Company”) approved the adoption of amended change of control and termination benefits for Patricia A. Morris, the Company’s Senior Vice President and Chief Financial Officer, and authorized the Company to enter into an agreement with Ms. Morris to reflect the following benefits:

(A) if Ms. Morris’s employment is terminated by the Company at any time for any reason not deemed by the Company to be for “cause,” then, in addition to receiving all accrued and then unpaid salary and vacation, Ms. Morris will be entitled to receive: (i) three months of accelerated vesting and a 90 day post-termination exercise period; (ii) compensation equal to six months of her annual base salary; (iii) payment of the quarterly bonus, if any, she would have been paid under the Company’s bonus plan for the entire quarter in which such termination occurred; and (iv) six months of reimbursement for COBRA health benefits coverage; and

(B) if, following a “change of control,” Ms. Morris’s employment is terminated by the Company at any time for any reason not deemed by the Company to be for “cause,” or Ms. Morris is subject to “constructive termination”, then, in addition to receiving all accrued and then unpaid salary and vacation, Ms. Morris will be entitled to receive: (i) compensation equal to twelve months of her annual base salary; (ii) twelve months of accelerated vesting; (iii) payment of the quarterly bonus, if any, she would have been paid under the Company’s bonus plan for the entire quarter in which such termination occurred; and (iv) twelve months of reimbursement for COBRA health benefits coverage.

The awarding of any the above described benefits will be contingent upon Ms. Morris entering into a separation and release of claims agreement prepared by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCEFORGE, INC. a Delaware corporation

By:	/s/ Robert M. Neumeister, Jr.
Robert M. Neumeister, Jr. President & Chief Executive Officer

Date: July 22, 2008